Exhibit 5.2

April 18, 2025

ATIF HOLDINGS LIMITED

Attention: Dr. Kamran Khan

25391 Commercentre Dr., Ste 200

Lake Forest, CA

Ladies and Gentlemen:

We have acted as U.S. securities counsel to ATIF HOLDINGS LIMITED, a British Virgin Islands company (the “Company”), in connection with the resale (the “Resale”) of up to 2,467,553 ordinary shares (the “Resale Shares”) of the Company, par value $0.001 per share (the “Ordinary Shares”), underlying the restricted warrants sold in a private placement, at an initial exercise price of $1.20 per share (the “Restricted Warrants”) from time to time by certain selling stockholders (the “Resale”) pursuant to a Registration Statement on Form S-1 (File No. 333-286034), as amended, filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”). The Restricted Warrants were issued pursuant to that certain securities purchase agreement dated February 4, 2025 between the Company and a certain non-affiliated institutional investor (the “Purchaser”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and prospectus included therein (the “Prospectus”), of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied upon.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than (a) the federal laws of the United States of America and (b) the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of New York. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and we express no opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when the Resale Shares are sold and transferred in accordance with the Registration Statement, the Resale Shares will have been duly authorized for issuance and will be validly issued, fully paid and non-assessable.

We express no opinion regarding (i) the validity or enforceability of any provisions that purport to waive or not give effect to rights or notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or are based upon negligence or any violation of federal or state securities or blue sky laws, (iii) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (viii) provisions for exclusivity, election or cumulation of rights or remedies, (ix) provisions authorizing or validating conclusive or discretionary determinations, (x) grants of setoff rights, (xi) the availability of equitable remedies to any person or entity, including, but not limited to, specific performance and injunctive relief, (xii) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity), (xiii) the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity, and (xiv) the severability, if invalid, of provisions to the foregoing effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC

Hunter Taubman Fischer & Li LLC

www.htflawyers.com | info@htflawyers.com

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